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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34091	52-2230784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

299 Park Avenue New York, New York	10171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 813-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A. New Employment Agreement for Chief Executive Officer and Chairman.

On January 15, 2015, MarketAxess Holdings Inc. (the “Company”) entered into a new employment letter agreement (the “Employment Agreement”) with Richard M. McVey, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”). The Employment Agreement superseded and replaced the employment letter agreement then in effect between the Company and Mr. McVey dated January 19, 2011.

The Employment Agreement provides that Mr. McVey will be employed by the Company as Chief Executive Officer and Chairman of the Board for an initial five-year term with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term. Under the Employment Agreement, Mr. McVey’s minimum annual base salary is $500,000 per year and he is eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as in effect from time to time and annual equity grants on terms and conditions determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion.

The Employment Agreement provides that Mr. McVey’s employment may be terminated by him or by the Company at any time. In the event of a termination of Mr. McVey’s employment (i) outside of a period that is three months prior to a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or within 18 months after a Change in Control (a “Change in Control Protection Period”) for any reason other than his death, his voluntary resignation without Good Reason (including due to his providing a notice of non-extension of the term), due to the Company providing a notice of non-extension of the term, or by the Company as a result of his having a Disability or for a Cause Event, or (ii) due to his resignation for Good Reason or a termination for any reason other than his resignation without Good Reason (including due to his providing a notice of non-extension of the term), or by the Company for a Cause Event, in any case, within Change in Control Protection Period, then subject to his execution of a waiver and general release:

•	Mr. McVey will continue to receive his base salary for 24 months after termination;

•	Mr. McVey will be paid two times the average of the annual cash bonus he received for the three completed calendar years prior to termination (“Average Bonus”), to be paid in 24 monthly installments; and

•	the Company will pay the cost of continuation health coverage under COBRA for Mr. McVey and his dependent s for up to 18 months following termination.

In the event that Mr. McVey’s employment is terminated outside of a Change in Control Protection Period due to his death, due to the Company providing a notice of non-extension of the term, or by the Company as a result of his having a Disability, then subject to his execution of a waiver and general release:

•	Mr. McVey will continue to receive his base salary for 12 months after termination;

•	Mr. McVey will be paid an amount equal to his Average Bonus, to be paid in 12 monthly installments; and

•	the Company will pay the cost of continuation health coverage under COBRA for Mr. McVey and his dependent s for up to 12 months following termination.

The terms “Cause Event”, “Change in Control”, “Disability” and “Good Reason” are as defined in the Employment Agreement.

The Employment Agreement provides that if any payments or benefits paid or provided to Mr. McVey would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless Mr. McVey would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. The Employment Agreement further provides that any award gains and annual incentive awards received by Mr. McVey will be subject to potential claw-back under policies adopted by the Company to comply with applicable law, rules or other regulatory requirements.

The foregoing descriptions of the Employment Agreement is only a summary and is qualified in its entirety by reference to the Employment Agreement, a copy of which are attached hereto as Exhibits 10.1 and which is incorporated by reference into this Item 5.02.

B. Retention Awards for Chief Executive Officer and Chairman.

In consideration for entering into the Employment Agreement, on January 15, 2015, the Committee approved retention awards for Mr. McVey under the Company’s 2012 Incentive Plan (the “Incentive Plan”) consisting of a grant of 119,981 incentive stock options, which number of options had a grant date value of $2 million as determined based on a valuation performed by an independent third-party (the “Option Award”), and 116,659 performance shares, which number of performance shares had a grant date value of $6 million as determined based on a valuation performed by an independent third-party (the “Performance Share Award”, and together with the Option Award, the “Retention Awards”).

Option Award

The exercise price for the shares of the Company’s common stock underlying the Option Award is $88.25, which is equal to 125% of the fair market value of the common stock on the grant date. Subject to Mr. McVey’s continued employment with the Company through the applicable vesting date, one-third of the options under the Option Award will vest and become exercisable on each of January 15, 2018, 2019 and 2020. The options under the Option Award will expire on July 15, 2020 (the “Expiration Date”), unless terminated sooner in connection with a termination of Mr. McVey’s employment. In the event of a termination of Mr. McVey’s employment by the Company without Cause or by Mr. McVey for Good Reason, all then unvested options will vest and become exercisable and all of the options will be exercisable until the Expiration Date. In the event of Mr. McVey’s death or Disability, 50% of the then unvested options will vest and become exercisable and all then vested options will be exercisable until the earlier of two years from the date of such termination and the Expiration Date.

Performance Award

The Performance Award provides that the number of performance shares earned by Mr. McVey will be based on the Company’s achievement of certain performance levels (each a “Performance Level”) of an average price per share of the Company’s common stock calculated based on the closing price of the common stock over any 10 consecutive trading days during the period commencing on January 15, 2015 through January 15, 2020, including a minimum and a maximum Performance Level. Within 60 days following the date of achievement of a Performance Level (an “Achievement Date”), the Committee will certify the Performance Level achieved, and on such Achievement Date, Mr. McVey will be issued a number of restricted shares of common stock (“Restricted Stock”) equal to the applicable number of performance shares earned. If only the minimum Performance Level is achieved, then the Restricted Stock will vest 100% on January 15, 2020, and if any Performance Level above the minimum level is achieved then the Restricted Stock will vest 50% on each of January 15, 2019 and January 15, 2020, in each case subject to Mr. McVey’s continued employment with the Company through the applicable vesting date other than as described below.

In the event of a termination of Mr. McVey’s employment by the Company without Cause or by Mr. McVey for Good Reason, 50% of any other then issued shares of Restricted Stock will be immediately vested upon such termination and any performance shares with respect to any Achievement Dates that occur within 12 months of the termination date will be earned and 50% of the corresponding shares of Restricted Stock will be immediately vested. In the event of Mr. McVey’s death or Disability, all then issued shares of Restricted Stock will be immediately vested upon his death or disability and any performance shares with respect to any Achievement Dates that occur within 12 months of the date of his death or disability will be earned and all of the corresponding shares of Restricted Stock will be immediately vested.

In the event of a Change in Control, performance shares with respect to a Performance Level equal to the highest price per share for the Company’s common stock paid in the Change in Control transaction will be earned and all corresponding shares of Restricted Stock will be immediately vested. The Committee will have discretion with regard to the treatment of any other then unearned performance shares. Any shares of Restricted Stock issued prior to the Change in Control will vest upon a termination of Mr. McVey’s employment by the Company without Cause within 24 months following the Change in Control, or upon the Change in Control if such Change in Control occurs within three months following a termination of Mr. McVey’s employment for Good Reason or if immediately prior to the Change in Control the Committee determines that the award will not be continued, assumed or have new rights substituted therefor.

For the purpose of the Retention Awards, the terms “Cause”, “Change in Control”, “Disability” and “Good Reason” are defined under the Incentive Plan. The foregoing descriptions of the Retention Awards are only summaries and are qualified in their entirety by reference to the Incentive Stock Option Agreement and Performance Award Agreement between the Company and Mr. McVey, copies of which are attached hereto as Exhibits 10.2 and 10.3, respectively, and which are incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

10.1	Employment Letter Agreement between the Company and Richard M. McVey, dated as of January 15, 2015.

10.2	Incentive Stock Option Agreement between the Company and Richard M. McVey, dated as of January 15, 2015.

10.3	Performance Award Agreement between the Company and Richard M. McVey, dated as of January 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.

Date: January 21, 2015	By:	/s/ Antonio L. DeLise
Name: Antonio L. DeLise
Title: Chief Financial Officer

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